UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On November 26, 2008, Citadel Broadcasting Corporation (the “Company”) entered into the Third Amendment and Waiver, dated November 25, 2008 (the “Third Amendment”), to the Credit Agreement, dated as of June 12, 2007 (the “Credit Agreement”), as amended by the First Amendment and Waiver, dated March 13, 2008 (the “First Amendment”), and the Second Amendment and Waiver, dated May 30, 2008 (the “Second Amendment”), among the Company, several lenders from time to time parties thereto, JPMorgan Chase Bank N.A., as administrative agent for the lenders, the syndication agents and document agents thereto.

The following is a summary of the material terms and provisions of the Third Amendment. This summary is qualified in its entirety by reference to the complete text of the Third Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. We encourage you to read the Third Amendment, the Second Amendment, the First Amendment and the Credit Agreement in their entirety.

The Third Amendment (i) modifies the definition of “Consolidated Total Leverage Ratio” to change the leverage ratio test from a ‘net’ test to a ‘gross’ test, (ii) adds a pro-forma test for each revolving credit draw, and (iii) modifies the maximum permitted consolidated total leverage ratio so it remains at 8.5:1 through September 30, 2009, reduces from 8.5:1 to 8.25:1 on December 31, 2009, reduces to 7.75:1 on March 31, 2010, and reduces again to 7.25:1 on June 30, 2010.

In connection with the Third Amendment, the Company permanently reduced the aggregate revolving credit commitments from $200 million to $150 million. In connection with the Third Amendment, the Company paid certain fees and expenses of the lenders and agents.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Third Amendment and Waiver, dated November 25, 2008, to the Credit Agreement, dated June 12, 2007, as amended by the First Amendment and Waiver dated March 13, 2008 and the Second Amendment and Waiver dated May 30, 2008, among Citadel Broadcasting Corporation, certain lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Deutsche Bank Trust Company Americas as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Wachovia Bank, National Association as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: December 1, 2008	By:	/s/ Patricia Stratford
		Name:	Patricia Stratford
		Title:	Senior Vice President Finance & Administration

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